UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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TAUBMAN CENTERS, INC.
(Name of Registrant as Specified in Its Charter)

LAND & BUILDINGS CAPITAL GROWTH FUND, LP L & B REAL ESTATE OPPORTUNITY FUND, LP LAND & BUILDINGS GP LP LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC CHARLES ELSON JONATHAN LITT
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, “Land & Buildings”), has filed a definitive proxy statement and an accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of Land & Buildings’ slate of highly-qualified director nominees to the Board of Directors of Taubman Centers, Inc., a Michigan corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

Item 1: On May 25, 2017, Land & Buildings issued the following press release:

Land and Buildings’ Nominee Charles Elson Releases Open Letter to Shareholders of Taubman Centers

– Outlines Need for Fundamental Change at the Board Level in Order to Address Deep-seeded Governance and Performance Issues at the Company –

– Emphasizes Desire, if Elected, to Work Constructively with Taubman Board for Benefit of All Shareholders –

– Leading Proxy Advisors ISS and Glass Lewis Have Recommended Taubman Shareholders Vote to Elect Both Highly-Qualified and Independent Land and Buildings Nominees Elson and Jonathan Litt –

Stamford, CT — May 25, 2017 – Land & Buildings Investment Management, LLC (together with its affiliates, "Land and Buildings") announced today that its highly-qualified nominee, Charles Elson, who is an industry leader in corporate governance and the Edgar S. Woolard, Jr. Chair in Corporate Governance and the Director of the John L. Weinberg Center for Corporate Governance at the University of Delaware, has issued an open letter to shareholders of Taubman Centers, Inc. (NYSE: TCO) (“Taubman,” “Taubman Centers” or the "Company”) in connection with the upcoming 2017 Annual Meeting of Shareholders. Please visit www.SaveTaubman.com for additional materials regarding the solicitation.

The full text of the letter follows:

Dear Taubman Shareholders:

I am a nominee of Land and Buildings for election to the Board of Directors (the “Board”) of Taubman Centers at the upcoming 2017 Annual Meeting of Shareholders scheduled to be held on June 1, 2017 (the “Annual Meeting”). I would like to share with you my thoughts on why electing Land and Buildings’ slate of nominees – myself and Jonathan Litt – is the right choice for putting Taubman on the path toward shareholder value creation.

As we approach the Annual Meeting each of you has an important question to ask yourself: do you believe that new voices are needed in the Taubman Centers boardroom in order to drive the optimal success of the Company and maximize value for all of its shareholders?

Earlier this week, both leading independent proxy voting advisory firms, Institutional Shareholder Services (ISS) and Glass Lewis & Co. (Glass Lewis), recommended that shareholders vote to elect Land and Buildings’ nominees – Jonathan Litt and myself – at the upcoming Annual Meeting. While we are extremely gratified that both ISS and Glass Lewis support our election to the Board, we know that many of you will rely heavily on your own analyses, experience and impressions of both sides before making a decision. As such, I would ask that you consider the following:

Taubman needs significant, fundamental change and a more shareholder-focused approach at the Board level – anything less simply won’t be enough. ISS, Glass Lewis, and sector expert Green Street Advisors have now all weighed in and made it clear that even among the “relatively archaic”1 governance practices of the REIT industry, Taubman’s governance structure is highly problematic. It is now up to you, as shareholders of Taubman, to weigh in and determine the future of the Company.

1 Permission to quote from the Glass Lewis report was neither sought nor obtained.

In my experience, I have found clear evidence that corporate governance is not merely an academic concept. Instead, a problematic governance structure represents a true barrier to value creation, optimal decision-making within a boardroom, and due consideration of shareholder rights. As Glass Lewis explicitly notes, Taubman’s problematic governance has “likely contributed to underperformance and sub-optimal returns,” at the Company.

This is why more than superficial, incremental governance changes are needed at Taubman. A mere step or two in the right direction will not serve shareholders' best interests. This is not a simple or discrete problem that can be fixed overnight. It is a highly problematic governance structure that must be addressed over time, but that first begins with implementing change at the Board level. There is a lot of work to be done to fix Taubman’s issues, but without fresh perspectives on the Board, I agree with Glass Lewis that “maintaining the status quo is not likely to result in the best potential outcome for common shareholders.”

In addition to addressing governance issues, new voices in the boardroom can aid in improving TSR performance, capital allocation and operations at Taubman by identifying and driving new strategies for change. While governance may be my specialization, I have served on several public company boards and understand what it takes to realize value.

Over the course of this campaign, Land and Buildings has laid out a comprehensive analysis of the opportunities for Taubman to better maximize the value of its top-tier assets, the merits of which both ISS and Glass Lewis acknowledge in their reports. Given my significant governance background, together with Jon’s industry experience and expertise, we would not only help to improve governance at Taubman, but would work to help improve the Company as a whole. Our collective board experiences have taught us a fundamental understanding of boardroom dynamics, and the critical importance of striking the right balance between collegiality and constructive debate to ensure diverse and disparate views are heard and encouraged.

Glass Lewis perhaps puts it best, stating, “[I]ndividuals in the boardroom who are expected to advocate for greater cost discipline and the potential implementation of alternative operational strategies, which Bobby Taubman may not prefer but could nevertheless result in increased revenues and improved margins, would lead to a more balanced and robust consideration of the various value-creation strategies available to the Company.”

I am excited by the opportunity at Taubman and am committed to working to represent the best interests of all Taubman shareholders.

If elected, Jon and I will work constructively and collaboratively with our fellow Board members to implement changes for the benefit of all shareholders. Proxy fights by nature can be highly contentious. Otherwise they wouldn’t be called “fights.” But the reality is that both Jon and I have demonstrated an ability to put contests behind us and work constructively once elected to boards. We are confident that we could do the same at Taubman, and that shareholders would benefit from the addition of fresh perspectives in the boardroom.

ISS supports this view, stating, “By electing the full dissident slate, shareholders can take some comfort that the newest board members will be empowered to operate in a way that is both constructive and impactful, and that these new perspectives may allow the board to consider the full range of strategies and solutions going forward.”2

This is an opportunity to send a clear message to the REIT industry generally by challenging problematic practices. For years, many REITs have been able to operate with antiquated governance policies and have done everything possible to cling to a “bygone age in corporate governance,” as explained by Glass Lewis. Your vote has the potential to send a broader message to this sector that this type of behavior will no longer stand unchallenged. By supporting governance changes at Taubman, there is an opportunity to not only help fix the course of Taubman, but also help create change throughout the REIT industry.

2 Permission to quote from the ISS report was neither sought nor obtained.

Further, the dual-class share structure, which has given the Taubman family 30% of the voting power of the Company, is a practice that is highly concerning to other shareholders. Dual class structures are controversial on their own, but the situation at Taubman, as detailed thoroughly by ISS and by Land and Buildings throughout its campaign materials, is particularly troubling to shareholders.

The Annual Meeting is only a week away and you, as Taubman shareholders, have the power to determine the Company’s future, and ultimately the future of your investment in Taubman.

This decision should be about one thing – what is best for shareholders. At the end of the day, this is not primarily about Messrs. Taubman and Ullman. It’s likewise not about Jonathan Litt or myself. Ultimately, the choice should come down to what is the most prudent and beneficial path for all shareholders of Taubman Centers. While proxy contests may get personal among the participants, the motivations for how to vote should not.

Based on its analysis, Land and Buildings believes that there is potential for TCO to significantly close the gap between its share price and underlying asset value – representing a significant upside to current levels. Both ISS and Glass Lewis concluded after substantial analysis that Mr. Litt’s and my presence on the Board could help materially improve value creation at Taubman. Clearly, a significant potential value creation opportunity exists and it is problematic to believe that the status-quo will be the best path towards realizing it.

Please vote the GOLD proxy card to allow Jon and I the opportunity to help restore Taubman to the prominence it deserves.

Sincerely,

Charles M. Elson

Edgar S. Woolard, Jr. Chair in Corporate Governance and the Director of the John L. Weinberg Center for Corporate Governance at the University of Delaware.

It is Time for Change and Accountability.

Vote the GOLD Proxy Card Today!

###

About Land and Buildings:

Land and Buildings is a registered investment manager specializing in publicly traded real estate and real estate related securities. Land and Buildings seeks to deliver attractive risk adjusted returns by opportunistically investing in securities of global real estate and real estate related companies, leveraging its investment professionals' deep experience, research expertise and industry relationships.

Media Contact:
Dan Zacchei / Joe Germani

Sloane & Company

212-486-9500

Dzacchei@sloanepr.com

JGermani@sloanepr.com

Investor Contact:

D.F. King & Co., Inc.

Edward McCarthy

212-493-6952

emccarthy@dfking.com

Item 2: The following materials were posted by Land & Buildings to www.savetaubman.com:

SAVE TAUBMAN

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Press Releases & Statements

MAY 25

MAY 25, 2017

MAY 23

ISS and Glass Lewis Endorse Full Slate of Land and Buildings Nominees for Election at Taubman Centers

MAY 23, 2017

MAY 18

Land and Buildings Issues Letter Commenting on Taubman Centers' Numerous Misleading Excuses for Chronic Underperformance

MAY 18, 2017

MAY 17

Filed Taubman Centers Complaint

MAY 17, 2017

MAY 17

Land and Buildings Files Complaint Against Taubman Centers, Inc.

MAY 17, 2017

MAY 09

Land and Buildings Issues Presentation Refuting Taubman Centers' False and Misleading Claims

MAY 9, 2017

MAY 01

Land and Buildings Issues Detailed Presentation Outlining Need for a Refreshed Board at Taubman Centers, Inc.

MAY 1, 2017

APR 27

Land and Buildings to Host Conference Call on Taubman Centers on Monday May 1st at 10AM Eastern

APRIL 27, 2017

APR 26

TCO Proxy Supplement

APRIL 26, 2017

APR 19

Proxy Statement of Land & Buildings Capital Growth Fund, LP

APRIL 19, 2017

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